tntr nf il:elnmnrr

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

150185276

02-12-2015

9135797
METROSPACES, INC.
888 BRICKELL KEY DR.,
MIAMI FL 33131

ATTN: BARRY MILLER

DESCRIPTION	AMOUNT
METROSPACES, INC.	
4471633 0151 Stock Designation	
Stock Designation Fee	5.00
Receiving/Indexing	115.00
Certification Fee	50.00
Data Entry Fee	5.00
Court Municipality Fee, Wilm.	20.00
Surcharge Assessment-New Castle	6.00
Page Assessment-New Castle Count	126.00
Expedite Fee, 24 Hour	100.00
FILING TOTAL	427.00
TOTAL PAYMENTS	427.00
SERVICE REQUEST BALANCE	.00

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "METROSPACES, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF FEBRUARY, A.D. 2015, AT 2:52 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4471633 8100

150185276

AUTHENTICATION: 2117907

DATE: 02-12-15

State of Delaware
Secret.:iry O£ State
Division of Corporations
Del.ivered 02:52 PM 02/11/2015
FTLED 02:52 PM 02/11/2015
SRV 150185276 - 4471633 FILE

METROSPACES, INC

CERTIFICATE OF DESIG ATIONS
OF
SERIES B PIK <.:ONVERTIHLI: PRI!:FERRED STOCK

/WJ« UDHI 10 S«rlon Hl(g} oft/,
Gl!Plc>r11l c,,.purution Luu•oft!uStote ... Del11wflrt

TI.<: und=igned DOES **HEREBY CE:RTIF\'** that the following rc:so1utio11 was duly lldoptc.-d on February 10, 20 I 5, by th un:inimorn; written consent of the direct.ors ot" **IETROSPACES. INC..** a Delaware corporntiun (the "Corporiition"), and that said resolution applles to 2,000,000 shares of the I0,000,000 sluires of the- authorized preferred stock, par value S0.000001 per.share, of the Cmporation:

> RESOLVED, th.at pursuant to the nmhority <onferrcd on the Bo:ud ofDire-:-iws of the Corporatfon (the "Board tf Dlrytors") by the Gorporati1.m's Ccnifica.te oflu-corporarion, *os* nnwndcd, the issuance of o series of prnferred srock, pnr value $0.0000 I per share, of the Corporation; and that the Presidcni of the **Co1.porniion** be, and h herchy i;;, auth.oriud and dirc-ctc-d t-0 cx«utc andfik with tbe Secretary of St.ate of the State ofDelaware a Cerf"il1catc ofDesignatio fixing the desi1:,'t'l2-t:ions, pnwers, preferences and rights of il1e shares of sucb scrici,;, and 1hc qu:difica-rions, limitations or r-cstrk,tiom; thereof fin addition to ibc dc.:signations. powers., preftretli:fS and rigbls, an.d tht!qusliticstions,limit.'ltions or rcsiriction:-,ihe.reof set forth in the Certificate:-of ln.:or.poration **v.-hich** may be applicable tu the Corpora-tion's preforred stock) tis follov.'S'.

I. *l'{umhc•r n[Slu!/'1$.: Dt•ti:11g1i,uJ:$1.fJ/-tif V(l.!11.* A total of 2,000,000 stuires of preferred stock. par value S0.00001 per share, of the Corporati.on is hereby designated as Series B PIK Convertible Preferred Stock (the **--spri'-'S B Slo«-k"**).

,1,, **&wJi.** Series B Stoc,k shall, witJl respect to payment of dividend-,, rcckmt>-tion payments and rights iipon liqnid3tion, dissolucion or wi11ding-up ot"the 111Tuirs. ofrhc Co.rporniion, nmlo:::

(a) Senior anJ prior 10 the commotl stock. par value $1100001 per :'!hare, of the Corporation (rh-common :Stoek'l The Comm.on Stock and any other s:hRres of rbe Cc,rp-Ma1if\n' Capi1:a,I Stock. which are jm1inc '" th Series B Stock wrlh respect to the payn1entof dividends ll:nd with respect ro redeinpr:ion. paymeut and rights upon liqu:idatit)n, dissolmio11 or win.ding-up of 1h affairs of the Corporation are hereit ftc.r refoned 1o ns'·Jun.ior,srnck."

(b) Juniot1011ny serie ofprefer.red l.-ioc.k which may in ihc fnturebeissued by the Corporation. Any shares of the Corpe-ration's Capital Stock which ore senior to the ries B Stoclc: with respect to the payment of uivi<lends and with re pe:ct ro rt:demptfon. J>ayment anJ rig.his: upo111 liq-uidaticn. dissolution or winding-up of the llffoirs of the Corporation al'e 11ereinancr referred to -- nior:S k•"

3. I>lrlduuls. The Holders of shares of Series B Stock shall I)(: entitled to re-ceive, when 1m<l ,13 dccl:1red hy the 'Boad. of Di.rectors, dividends ac tl1¢-qu.a1tetly rate <. f $.021875 per i:lw1.rc :and H<3 nx>re. Divid t'lds on shares of Series. B Stuck shull be fully cumul3tive, atcruing. withoa1 interest. frum the dateof original isswmce of Scriei B Stoel::.through the date ofr demp-rfon or conversion 1hen!of. and. to ihe extent ro declared by the Boal'd of Director$ hall be payable in an-ears on March 31, Jw,e :JO, Scptcmhci· 30 :1nd December J1 of e:tch year, exccc'pi that if su. h dMe is nut a Business Day, the dividend sh:ill be payable on thl! first immcdiaidy succcciling Business D-.iy (each such dine being hereinafter r forred to as a "Dividend Paymem Due"). Until December 3J, 2019 (the '"PlK Termination Date"). dividends oo sharc.i. of Series B Stock :;hall *bt* paid, at: the Corporation·s option. (:1) in fully paid and nona Bsable sllarc:; ofC◊tnmon Sto k {sucl1 dividends paid jn.such form being heiein called **"PIK Dh·ldends")** or (b) in cash only our of funds. legally available therefor. PIK Dividend., II.be paid by issuing odditioruit fully paid and nona.ssessable shares of Series B Stuck at the rn1e of 0,00021875 ofa sh.'frc of&:ries. Il Stock for each Sl.00 not paid in c and shall for all purposes be deemed to h:we been i sued 011 th.! re.s-peNive date:,: on which cash di,·idend . if declarecl, would have been payable. notwithstanding any later date on which certiikates rep:re-semin_g **PIK** Dividend!l shall have been. is;,,ued.

The Board of DirectorSa m.i.y, wilht}Ut the vote or coni.ent <>f the Ho.ldcrs, amend this Cenifiaite of.De;.ign::ition.s to provide that d;c JlIK Termination Date sl1llll be Dec<!:nbcl"31 in a yeni- after 20HJ. *w.ul,ided/)1gl* such amend-ment shall :increase rhr nunibr.r of !.hare of preferred :;tock.designatetl Se-ries B PIK Convertible Frtfe:1·1•ed Stotk such that tb-0re $hall be number of !'.l\Ch shares availabl to pay PIK Divide-nd through t1'1¢ **l'IK** Termination Dair! sef forth in sneh amt 11.led ceniticate of ile,_qignati'1ru. in ihe event that nocash divtt:tends ore *pilid* on 1he Series B :PIK.Ccnvertible Preferred Siock through such Termination Date.

Each dividend sh!!ll be paid Io tbe Ht,lders **of** nxorJ .:2:. they appear un rhe sfock r.:gisier of the C\'.lrpt)rotion M1 th re.cord date. which sholl be not less tlmn IO nor more·th:m JO ,fays preceding **llw** !lpplicab!c Dividcrtd Payme.ni Date, os shall OO fouid by rhe Board of Directors.. Dividends payable,on(nch Divide.n<l Pa:yment Dak with respect to shines1bat have been isi;utd for less than a full cak1,dar quartersh.tll be computetl on 1he hasis of a)60-day yc-.tr of twdvc< 30--day mtmth.-; nnd rou:nde-d up to the nenrecst cent Dividends on accou,11 of a rrearages for any past Dividend Paymetit Date mny be d«:lared and paid al any time; witlmut reference to :rny scheduled Drvidt'nd Payment

Date, 10 Helde-rs of rt.'1..'"Dr<l on sudi date. nor exrecdi1 1g :!O days preceding the payment date thereof. as may be fixed by the Board of Directors. Dividends shall :i.ccrue regrudiess of whether the Corporotit,o hos nmmgs, whether the.Tc arc funds lqptlly 3\'ail;ible tht:refnr and/or whether t.leclare<l.. No interc-:lt shal be p11.y bk with1esped to My dividend payment th1 1i may be in arrears,. I-folders of shares ot Series,I:I Srock called for redemption between the doseofbusinc s on a.dividend payment record date and the close of business on 1hc corresponding dMdend {taymcut dote shall, in lieu of reccivi.ng such <livldend on rhc Dividend Payment Date fix d then for, receive:;uch dividend pa_ymcnl *cm* tbe date fixed fol'1-e!kmption tog thcr with all other ac rued snd W1paid dividend,; to fhe dare fixed for redemption. The Holden; shall ,Jot bcenti1led lo any dividend.,; orher lhan rhc divrck:11ds pm-vidcd for in thi:i Section}.

4. ***Liqi(J.aliJU'-*** (3) The liquidariott value of eJ1ch ;:hare of Series B Sulek, il:1 case of the volrmtary or involuntary liquidi1tion, r.lissolutim1 or winding-up of the affairs ofth.c: Co1poration, shall be an amount eq,ual to LOO, snbjccl to adjustment in the event of a stock split. stock divide-nt1 or i::imila.r aveut 3ppli abfo to Series B Srock (the **-'l.if.1uid2tion 'ah1t").** plus an amount equal 10 tbe value of ili1<idends a.ccru d and unpaid thereon <which slull be dercr-mined as if rhc Corporarion hild r leered to pay s.uch dividends in ca,;h. 11otwithsl ing that the Corporation had dect(.'"d to pay rhem in the form of PIK Dividends), whether or not declared,10 the J>ayment date.

tb) *In* the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corpe>ration (a **"Lkluidatil.n Ennt"J.** th llc.ldcrs {i} shall not be entitled l<l receive the Liquidati-On Value of the shares held by rhem until the liquichliicm valnr. of RII &JJior Stock shall have b<een p d i11 full aod (ii). hall be entitled to r eiv-e thefull Liquidation Value of the shares of the Series B Srock held by them in preference to a1td in priority over any disttibmions t1po11 the Junior Stock. Upon payment in full of the Liquidation Vall.le to which the Holdets a.r-e c.ntitle<l, the 1-1olders wi.11 uo1 be cntiiled. io any fnrther p:trticipation in any distri,. bution of assets of o.r by the Corpo tion.

(o) The{'.orporaticn shall, 110 later iban the dale on which a Liquidation Event occnrs or is publidy announced. giw rn ench Holder at his address :Jc. it appcan in the record::\ or the Corporation writte11 notice of any Liquidation. Ev:m, stating the payment date or dates when.and the phice or pl.acci where the amounts Jistribumble in such circums!ances shall be, p:iytlbk·.

(d) Whe, evcr the distriburh>ll provided for in lhis Section 4 hal.l be payable i11 s curitie-s or prop-eriy other than ca!ih, the value of imch disrributioll shu.11lle the fair m:trket v.-ilue of sueh securities or other property as dc--tennined in good faith by the Aoard of Directors.

5. ***Qai.iQttQl Redeg.gtiolf.*** (a) After December 31. 2017. shilres ,)f Series B Srock will be redecr:noble at the option cf tbf Corporation, in whole or frl jlllrt (1m "Opbiot:1111 "Redcniptnn), from1111c..l atler the time 1lrnr 1fle cln ing

price of the Common Srock on -'!!Ch Trodi!lg **Daycurri.ng** during any period of twcmy (20) conse.cutive Trading Days **uals** orexceeds S0.0014 (subject lll o(ljm1ment for stock $J>liis, tock ilividends nnd similm: events). Th.c n::demption price will he p:1yahle in ish andequ:il to the Liquidatiofl Value. togc1J1er with ml 11mom1t equal t.o the•value ofihcdividcuds accrued and unpatd. thereon (which shall be determined as if th.e Col'poration *had* .:li;c-ted topay nch dividends in cash. notwithstanding that the Cmporation hod elected to pny them in the form ot' PIK DiYidc.ncls), ,.,.hether er not earned or di!Cl:trt.'<1 or whether funds :ire legal[y ava.ilahle for 1he p-.iymetll thereof. thmugll Oie Opiional Redcmptlon Date•(the **"Optional Redtrw>-tion Price"')**. It1e aggregate payment to each Bolder to be redeemed i.hall he rnunded up III the ne:;ircst cent.

(I,) The Co·rporalion shall give notice: of **an** Optio11al RcdcmpCioJ1 **(:an" tilllHII Re!leJlmti.lUl a_titt")** to e.ich Hold r at his registered address not le!; rluin 30 cfays prior to the dote fixed in such notice for rhe *Op*tional Re<i mp1ion (lbe "Optional **Redemption Date").** AJl Optional Red mption Notice sholl 1:t11t (i) that th Corporation has elected to red(;(;L\l all or a portioo of the·outstai1dirig shnrc:s of Series B Stock. as SJ)l!Cified in such notice, (ii) the Optional RcdempLt-On Price. (iii) the Optional Redemption nme, (Iv) rhat, unle-ss the Corporntion dcfnulrs in the payment·of the Optional Redemption Ptic . all ihan,s of Sc.rie B Stock **cal for**demptiLln shall cease to occrue dividend.9 **after** the Optional Rrdemption Date and shall c1:ilSc to be **outsruntling after** sucb dttt<'l, and (v) any other i11formation required by appli..:ab!e law ro l>t indudeti therei1l. An Optional Redcm,-,tiou Notice, once gi\,en by tilt': Corpontli.011, sbsll be irrevocable. On or after the Optiona.l Redemption Date, (i) each Holder shall deliver the eert:iticate or cen11icates **rep** senling such Holder• shams of ,Serie$ D Stock to be rt,deemcd lo the Corporation at the place :specified in the Optional Rooemption Notice a-'d (ii) immediately upor, such ddivery, the- Corporation shall drdiver lbe Optional Redemplio11 ?rice forsuch s.ha1cs ofSt:rit:s BSto<::k to such H<JMer. If less th:in all of a Holder's sharesofSeries B Stock represe:nted by any such certifi.:atc are l'ed. nied, a ucw certific:He shall be i sued lo such Holder r prescuting such Holder's unredeemed shares *M* Seri.es B **Stotk.**

(i) If an Oprional Redemption No1iee has:been g.iven pursuant to this Sec tion 5 and iif, on or before the Opt:onul Rcd mption Dati;, ihc ftmds nee.. es ary fors.uch redemption shall have IH:en *set* aside by the Corporation., stp11rnie noo npatl from it3 other fm1us, in trust for the *pm ratu* benelit of the Holders of s·hares of Series B Stock so caUcd for redemption, then, notwirbstanding that any certificates for suc.h shares have niJl been surrc11dered for cancc.llation. dividends shall cease lo accrue: on tlm Opti01 1Reden1ptiott D11te on share1> ofSer:fos.B Stoel to be:rtdec-med, and at rh.c dose ofbusiness 011 the Optional Redcmp1fon Dat , the Holders of such shares sh.al I cc.-asc to 1x: titockholdc wid1rc5pcct to thoseshares.. shall lnwe no in.1ere t in or daims against the Corporntion by virtue

thereof and shall have no Voting or 01h r righ with , specl tbetero, except the right to rt cdve the Opti01ial Redemption Price upon surrender of their certi(km1es. ttnd the :.hores: evidenced thereby shall no longer be ou1sta11ding. Any moneys so !\et as i1foby the Corpor<ltion and unclaimed ai the cut.I of two (2) years from 1hc l'cdcmption date sh.ill revert 10 thc-Corporation. after which reven:100 the Holders of suc:h share;; so called for redemption shall look only lo inc Corporation fol' lhc p.iymcld oft.he redemption price. Any interest nccnml o:ı funds so deposited shall. be pa.id to the Corporation from time to time.

(d) If an Option.al .Redemption Nmice hat been given pur.su.:mi rn Lhis Su:-tion *5.* anti. any Holder shall, prior to the close of busi.,iess on the Optional Redemption D111e. give written .notice to 1he Corpor1nion pursuaut io Section 6 below of the convcf'Sion of 311y or all of the sba.res to be redeemc,d held by the Holder,.mc,h redemption sh.111 not becom e1fo - ti*ve* 11s to such sh.sres to be C.'flnv r(oo and such conve,sion 5hall hccome effective as provided i11 Section 6 below, whereupon any ft.mds ck:posited by lhe Corporation, or 0.11itll. behalf,. with 9 payment ngent or s.et aside by the Corporation. eparate and apm from iis oilierfunds.in trust for the redemption Or such shares shall (ubjectt<) any right ofilie holder of such shares to receive rhl- dividend payable tllereon as pnwidcd in Section 6) imntcdiarcly upon such. conversion be returned to the Corpo,--rution or, ir rhen held .in trnst by the Corporation, shall be di.i:eha.rged from Lh trusl

(o} ln every cas:: of redemption oflcs.s: th.,n, all oftMout t ndirig slu.res of &ries B Stock punmanr10 this Section *5,* ,;hares of Serie& B Stock to be rccl.c mcd sball be sckctrdpm *mta* on the b-asii- ofihenumhe-r ofs rcs ofSeries .B Stock ov.11e<l by eoch Holder u..-. ot" the date on which the Optional Redemption Notice is given to the Holders, provided that ortly whole :ihares shall be s foctccl for redemption.

6. <u>Om*versioti*</u>

(.1:) Each **Holder** shall have the light, tl any lime ru1d frnm time to time after December 11, 20l'i'. 10 cm1ven all nr any 11rmion of 1besl1ll.res or *&Ti* **BStock** held by him into.shares of Common **Stock**, such tha1 eoch shal'e of Serie B.Stock thatsuch Holder cle.:1S so to convert shall be ,::o-nvc.'rted into n number of shares of **Common** Stock oetc:rmincd by dividing the Liquidation Value by the Conversion Pric¢.

(b) A;; prilmpt!y as practicable after tf1e !.WTender *(as* hereiJl provided) of shares of Series D Preferl"t'd Stock *fo,* ·crnwcrsion, the Corporation hall deliver or cnuse to be <lcfrv=d to or upon the wriuen order of the Holdt r, certificn1es: rep.m cnti11g tl,c numh-i. .- or folly paid 1111d r1.-l11asses able shares fCon:1mon Stock into whkh the !:lt:ires of Sel'ies B Preterr<!d Stock hall have bc.cn con,,errt-d. Subject to the following prm·i-.sions of this Subse,ction (b), such **conversion shall be** deemed to have been made nt the, close of business on the d.ate on which such shores of Series B **Preferr** Srock shall h::1ve been surrendered for conver inn ns

provided in Subsection (a) of thi.s Section 6 (the "Cmwersion D-ate'•), aud the a·ights of the Holder with respect t-0 his shares of Series B **Pre-**ferred Stoel: as such. (to the exteut that shares thereof are converted) shall t:-casc ar such lime imd rhe J>l!rson or per-sons: entitled to rei..--cive shares of Common Stoclc upon convcrsi()n of the sh!lrc:i of Series B Prc-li::ned Sr0-0k shall be treated for all purposes as having become the rec-ord holder or holdcni of suvh shares of Common Srock at such rime: *provukd hmvr:w:r. ih.11* no sucJ1 surrender on any dote when. t stock transfer books ofth Corporation. hall be closed s.hall bee effective to co-11,stit.utc the pcrson or personi. entitled to receive shares ofC.ommon Stock upon conve1sion as the record holder or holders of sucb shan:s of Common Sn:ic:t on such date, but soch surrender shall be c-f-fcctivc to constinite the p..--rs0t1 or persons cntiikd io rccciv such sbarcs of Common Stoc!c as the rec-0rd hold\,r or holders th co{ forallpur-lli>ses at tile do e ofbllsio ss *n* the t\.ext J!iucceeding day on v,11ic-b sucb stock trunsfer oooki:: ure opell *M* the Co·rporation *is* required to convert tl1e-.shares *M Serie* B Preferred St<lck. The Corporation will. at the time of any partial conversion of theshares of Serfo,;: B Preforrc.,d Siock, upon requei:t of the Holder, acknowledge i11 writing its c-ontinuing obligao.on ro (he Hnlrler in respect of uny rights to which **he** slrnll continue to be entitled tinder the· shares of Series B Prdcn-cd Stock as in ctTcc1 sfttt such convers:io.'l, *provfded 1ha1*. the failure-of the H old<::r co mllke any such request shall notaffcc,tbc continuing obligation of the Cor:poration to rne Hoh:lcr in respect of su_cfJrights.

If the d:ay on i:.•hich corwersion rigllt areexen:ised shall not bc a busi-m::ss day at the palace where notice of conversion is to be given. ihei1 such conVL-rsJon rights will be deemed lo be exeJ"cised on fue nexl suc-ce ding day which is a Business Day in such place.

No a.djustme11t in f(.'SJ)Cct of dividends shall be made npon cotwersi.on of the-shan::i1 of S1:ric.s B Prefa:rcd Stock. The Corporn1ion slrnll 11ay all unpaid <iividt'nd:s on the :;.l11m:.s of Series D Preferred Stock so convened which has :iccrue-d to (but not including) the dare uron which such con-v rsiou is deemed to, han,b,,n c:fftctcd in.tccordar.c-e with Ihis Sllhs -t.ion (b).

( ) The Conversion Price for the-conversion of :.bares of Series B Prdiar d Stock foto shurc:s ofComnton Stod.: M:111be $0.000135.

(d) The C(Jnversion Price shall be subject to adjmtm!'nt a;: follows, pro-vided that the Conver ion Pricl}:ihall never be k.ss than tll<l par w,l1.1<! of the C1anumon Stud:,

(i} hi cru:e tne Corpora11011 shall (A) pay :a s.tod:.dividtnd or mrtke a distnlnrtion in .:;.'fi.u·os of its capital. .sl(l(:k (whether share..:of iis Common Stock or of capital stock of any otber class}, (D) s.ubdi-vide its nulsi:tndfog sh:,rc1o1f Common S1ock. (C) comhine its out-star.iding shares of Common Stock inlc;a smaller number of shares,

or{D) issue by rectassiJlc.a1ion ofics shM s of Common Stock any shares of capital stock oftbc Corporuiooi, the Com,·ersiou Price in erTect immediately prior to su.ch action slmU be adjusted so trult th-t: holder Of shares ofSeJ"ies B Preferred Stock thercaflcr surn:n-dcrc<f for convt1·sioo shall be entitled to r¢ecivc an cquiv!l.lCflt number of shares of ibe Common Stock or capital stock:of any oLhcr class which ii would have ownc<l immcdiatdy following sucll action had the shares of Series E Preferred Stock been converted imm.ediatd)• pril. r thereto. Any adjustment mcde pur5uanr to th.is Subsection.(i) shall become effective inunediately after the-reicord date in tl1e csse of a dividend or distribution and shall be-c-nmc cffr:clive immedia1ely ane:r ihe cffcctive date -in 1he ea of a subdivision, combination or rcl?las."'>ifkation.

{ii) In case- the- Corporotio11:;hall i:ssuc- eights, warranf.3 or 01>1ions e,1:i-tlin,g.he 1ecipic11t;; the1:cof to subscribe for o.r purchase sb.ar'es of Co1nmon Stock(ors.:cu,ities co.nYt:rtiblc into Common Stoel£) ate price per.shafc kss than the Conversion Price for the shares of Series B Prefort•c::d Stock then in effec:t, the Conversion Pri e i11effect imn-.ediately prior tl1ereto shallhe 11djm.ted $.o that it ii.hall equal the price dcterrni11cd by multiplying the Conversion Price ih ,effect for iIDMedialcly prior to the date of ismanct of stl(:h rights, warrants or options by a fraction of wlui:h the nurii.crator shall be·,he number of shares of C-0mmon Stoel c>utstandmg on the dtue of issuance of such rights, warrant or op1ium (immeoiarely prior to such issuance'), plus tl-1 number of shares of Common Stock which the aggregate offc1ing price of ihe total ruunber of ,;ha.r<!S of Common S:1oclc . o offer -c1for subsi:1iption 1lr purchase (o,-the ggregate conversion price of the corwi!rtible securities. so offered 10 subscriptiou orpurchllile) would purchase ut the-Conver-s:ion Price tbet1 in effect, and of which the denominator shall be the tmmber of sharc:s of Common Stock outstanding on a-he dllte-ofissua.nce of such rights, wammls or OJ>tions (immc-di,uel_y prior tn ,;:uch issu:mce) plus 11:t(; number of additional sJ,11.l'CS ofCo.zunrnn Siock so offcrcd flw subscription or purchase (or into which the convertible secui-ities so olJhc:d for su.bscriprion or purcm1s,, >1re cnnverrible)_ Sucl111tljnst-ment shall be mode' successivel • wb never on.y such rights, warrants ix' oriioos stt issued. 111determining wheclw;.r nuy rights, W!l.l'-raots or options emille thebolder of the sh:nes ofSeries BPreferred Stock to subKribt for or purchase ;hore-s ofC-0mmoa Stock (or securities convertible into Common Stock) .at Jess than the Com·cc-.1it)fi Price then in cffc, t ant.I in determining the aggregate offering ri e ofsue:b shares ofC:omm.ol\ Stock (ot conversion pt:k<l'of mch convertib.le securities), there shall be 1akeu into ac.count ny con-:;1deratio1l received by the Cot_pora.rion tor such righ:1 \Vfit'rtints or options {and for such mn\'erciblt suuritic!;), the value of such consi&rntion, if other than cash. to be determjne.d in good faith by

the Doard of DirecTOr.i of **the** Corporation (which determination ;;hall be conclusive). If at the end of the period during which sucll warranis., righrs or options.lIteex.ercisobl.e nOI oll of such warrants., rights or options shll.II have been exercised, the a<ljnsred Conversion Price sh11ll be imrnediakly readjusted to the Con."•,cnioIlPrice which would have been in cffocr h:is.cd on the lluruber of addilional ;,bares of Common Stoel. actually issued (or the number of sllarcs of Common Stock actually issuable) upon conversion of tl!e convertible secutities.

(iii) 1n case the Corporation shall distribute to all holders cf its outscanding Co111n.w11 Stock nny shares of capital stock (other ihan Comn1on Stock). evidences of its indcb1c:dness or assets (jncluding securities snd cash, but ex.eluding s11y cash divide11d paid out of current or relaine,d camings of **the** Corpo&"ation aud dividends or distribt1iion:1 payable in **sio k for** which 11djusiment is mode !)Ut' llanl io SubseC"tion (i) of this Section 6(d) or rights, warrant.-: or optio11s to 5"Ubscri be **for** ot p1irch:isc 5ccmities of the Corpora. tion (excluding those refom:d to it1 Subsecti1>n (ii} of this Sectit,11 6{ti), then in t!llch sud1 *r.tVc,* the Convc:n.i1m Price i;hall be mi. justed so that it shall be equal to the price determined by mt1ltiplying the Conver,:.i o11 P:rice in effect immediately priorh} the rceord <late of such di tribution hy u fmctioo ofwhid1111 oumm1tor slwU be the Co1wersioh Price forsuch shares of Series 8 Preferred Srock then in effect kss the.fair market value OIl uch reoo,·d date (as dercm,i.nc<l ingOOO fa.itb by th.c Bosnl of Directors ofthc Corporation, which detecm\in.a1io.n sha.I! be coaclui;ive) of the portion oft he capital stock or the evi<lcmces o[im.kbtcdn s or th 11sseh. so <lisu-ibuted fo th0 holder of one share of Common Stoc-k or of i:u:ch W <'ription rights, wa.rrant§ or options applicable: to on share 1.1f Common Stock and of which the dcoominator s.hllll lx: the Ccmversiori Price then in effect. Such :iqjus,mcnt shall be<)ome effeetive imrne<li11tely nfter the recor.d date for the dctennination of stockholders cntitkd to rc.cci..,·c such distribution. If.at th end of the period during which warrants, rlgbts 01· options described in this SU:bsection{iii)are exercisable nornll mch waminr:-, rights or options shall have beer. exe-rcised, th.e adjusted Conversion Price;i;hall be imrMdi:itdy readjusted to Wh3t it wouldhave b en based on the number **ofwananls**, rights or options 3ctually excrcis.ed.

(i.v) No1.wi1hstwiding anything in subscetion (ii.) or (iii) of this Section 6(d) to the conirary, wjth respect to any right-s, warr:mt:s or options covered by Subsct:iiou (ii) or (Hi) of this St--ction 6(d), if .such rights, \\1lfflnts or options are exercisnbte only upon the occu.rrence of specificd event;;, then for purpo..1,es. of tlti.s: Section fi(d},

sucll rigJas,, warni.nrt or options: sroll not be deemed issued.or distributed, imd any adjustment to the Conversion Price required by subsectio11 (ii) or (iii) of ibis Section 6{d) shall *nGt* be lDllde until such evenfoccur and such righ1s-, warranl's nr 1)pfions bet:ume exerci able.

{v) In.case the Corpomtion sflilll is ue shares ofirs Common Srock (exclu<liug those rights, wammts, options., :;hares of capital stock or evidences of its.indeb-t.ednc:ssor asset refe.rred to in wbsection (ii) or (iii) of this Section 6(u)) at a ne-1 price per share ks.s than the Conversion P'rice 011 ibe <late that the Corporation fixes die offe-ring price of such additional shares. the Conversi,,n Price sh,11lbe reduced immediately thereafter so tha1 ii shall equal the price demrui11cd.by muhiplying such Con-veuioo Price in effect immedia1ely J)fior thc to by a fraction of which the nt:merar.or shall be thi: uwnber of shares of Corrmon Stock ootstnnding immcdia1ely prior to the i$suance of such :addirional share> plus th number of s!utres of Cornmou Stock which the aggregate offerit1g price of the total r.umbet of shatts of Common Stock t>r.r offered wou!d i,nrchaSe at thl, Conversion Price then in effect :ind the denomfo!lft)r shall. b:.: the number of sht1rcs ofC'ommoc Stock d1at would b-c outstanding immedinrely after tlle issualiu of rnch :ulditfonril share.;;. Sudi adjustment- sha.11 bi: rna<le successively whenever such im i:1 u11ncc is made. This Subsection (v) sholl not opply til Conunoo Stc,ck issued10 any employee. officer or director of rlie Corporation under a bona fide employt-e or <lirector benefit plan ac!optcd by- the Corpora.ti, n and approv d by the stockholders of the c ,rporatio1J.

(vi) No adjustment in the -C<•nYc:r:$io:n Price of the shares of Sc1ieJ: B PrefeJ'ted Stotk 11fall be required to be n\ad unles:s ruch adjust mcnt would require an increose or-decrca c of al least one percent { t¼j in .iUC:-h price: provided, how v.::r, that any adjustment;; which h>• reason ofthi Su'oseclion (vi) are not required to be made sh.all be c-a:rried forward .and taken into account in any subsequeut adjti. tment. All ea.lcu1.o.tioris under this Seerion 6(d) null be made-Hl the neare t one hundredth (lllO-l) of one cent

(vii) Whenever the Conversion l'tice is :adju ted .as p-rov-ided in 1hi6 Section 6, 1he Corp,1m1irm will pn1mprlynmil to the Holdersacer-1ifica1e of the ('orµoraiion's Treasurer or Cliid Financial Officer .::tting fottlt the Co1wer ion Price as- so .adjusted and a hrief.i:t:ate--menl of fscts accotmting for such ad_ju.,;tmctlL

(viii) Irn:spe.ctive of:i.ny adjunmem o.r chang intheConv r ion Price aod the number of sl1ares of Common Stoek actuallyfasuabk upon conversion of shares of Series B Preferred Stock, shares of Series B Prcfu,rcd Slild thm· <tfler issne-d i11n plat-erocnt of shares of Series B Preferred Stock surrendered upon ihc 1l-.uiial convcNion of

uch shar-es of Series B- Prefen·ed Stock or as PIK Dividends mny continue 10 eXJ)ress the Conversion Price thereunder as: the Con-- version Price set forlh in the certificates representing share;; of Se- ries B Prcfern d Srock when initially issucJ.

(,,} If rhe Corporotion shall at o.ny ti.me consohctnw or merge \1,,irh or into nnother cotpor:uion, (f) 11te Corporation shllll eive 0t least live (5) days' prior wtitten notic tothe}folder of !mch consolidation or merger and the terms thereofand (ii} thdt-older of diaresofSeries B P·referred Stock sh.all th1:11:a.fl:er be entit.loo to n.--ceive, upon the conn:rsioo thereof, the: securities or property to whicn.a holder of the number of shares ofCom-- mon Srock then delivera.ble upon iM C<'\nver.;ion thcre,Jf Wtmld have been entitled upon such 0:-011,.olidation or merger. The Corporatiotl s.haJl take:such srep,; in eotltlection wtth mch con.solidatitm or mef'Jer as may be a1cc-cssary to a.s;;ure such Holder that tlle provisions of this Certificate of Desigti..(}tioos shall th reafter be npplicuble, as nearly as. **reasonably** may be 111 relation to any seC\trities or property tJ1t.reaftcr deliverable- upDn the corivcr51on. of the shares ofSerie:-s B Prefem,,d Stock, including, but nut limited to, obtarnk1g a wrinen atkftowlc-dgement from the con- tinuing c,,rporatim.t l)r other appr..,prfate corpGrntion "f iis obligation to is5ue such ;;ecu.ritics *M* pro1,011.y upon such eo1wcrsiol'I. The silk r.,f all or sub,m111tiAlly all of th.e M {,ts cf th C-orp61'i"ltior. ,1:,.11 be de:et\\OO a consoli<latiori or: merger for the for,cgoing purpooes.

1f} The issuance of cenifica.les foe shares of Coin.mo11 Stock upon the c011- \;ersi,m *M* shares of Sel'i,=s B Preferred Stock shall OO made without charge ro lhe Holder for any issue or stamp tax in respect ofthe issu:ance of such certifirawih and such cerrificarcs shall bt\ issued in 1h"' **respec-** tive name of. or in :md1names as may be dii-cctc<l by, the holder of the shares o:t'Series B Preferred Stock: 1.n.wM.!.d.- lr.! :av<-'J'. 1l:m th C o.. ration shall not be required to pay ainy tax which may be payahk: in rcsp.:-<:f" ofal:'ly tra1ufor involved in the issuanc anodelivery of any such cerlific!lte in a name other that1 tJrnt of the Holder and the Corporntiotl shat.I not be required ro issue or ddiver. such certific:itc,s unkss. or until the person o1· persons requesting the tssuance thereof sholl have paid.to the CoJ1lOr:ninn the amoum nfsuch 1:1.x. or shall. liave e.stablished to the sati faction of the Corporation that su,h tax hos been paid.

(g) Nn frncrinnal shares or -u:-rip representing fraclinnllJl mrrs nrC01m1w11 Stock shall be is:med L\POO t!1c <:onv-c,rsioo of Series B Stock nor s.ha!I MY payment shall be mnde- for auy fractional share;: of Common S.tocJ.:., bul in lieu thereof... ach uch ftaction:i.l share shall be rounded up to the next fol.l sh:ar,e_ Jf more than nne s..ltare of Seri.es **B** Stock shall be:mrrendered forconveri.ion at or,e rime **hyiheame** Holder, the number of full shares that s.hsll b- is.,;u.abk uponconversion thereof sha]I be computed on the basis of the aggregAte numocr of shares of Series B Stock so sunen-- <le-n <l.

(h) TI1e written determirmcion ofth(, Board of Directors shall be conclusive as to the com:ctncss of any ;Computation made under this Section *6* in the ob 1c1: ofm::in.itest trror.

(i) If10 any case a stare of facts occurs wherein in the opittion of the Board of Director ihe other prnvis.ions *of* thi,: Section 6 nre not strictly upi'li-cable, or. if s1rictly ar:plic,able, wou.ld not fairly protem the rights **oft** !-loliler:; iti the event of conversion in accor-dance wiih the csse:nfial in-tent and principlei; of such prov:isions, the Board of Director. may make an adjustment io accon.lance with1;uch eS-se11it1I jm=i m:id p1i.nciples so a,.; Cl°I p:rorect su h rights, which udjusiment sh.all be :final.

(j) Th Corporation shall pay any aud **all** taxes thai may be J)l.lyablc upon N11wersi()n_of the Serie:. B Stock, *pt'1nided thc'il* lhe Co,pomrion shall norbe required to pay any mx whkh m:ay be payable in ttspec1 of any trar1.Sfor im·olved in the; issue ond ddiYery of share of Common Sioc:k in a name other than.that in ...,i1ic-h tlte sbares of Series B Stock so rnn-vertc.:d were rcgisine<l and no such is.'>l.n: ur delivery haU be m.allt: un less und u.mii the person requesting st1cl:1 issue has poid tc th.¢ Corpora-tion the amounr of any such.1ax or h:1.s established 10 the s.aaisfaction of tb CQrpor."1.tio.n, that such tax ha.:; been pai<l.

(k:) A nm-ict of the election by a Holder to convm l'.lnJ or all of his liatts: into Common.Stock £ball be addrr:sscd to the CollX)rati.ln and shaH be in the follo-wi1lg form:

> The utldersig1le-O h-:reby elects lo convc.': rt--=--::--- (__) ghares **of** Sel'il!sc **B PIK** Convertible Preferred Stock of Metrospaocs, Inc. (the *"Pr'-'ferred Sti>el.")*, r,re-sented O}' stock certiftcute No( ). ____________________ __ into shares of its common ro k according to 1he terms and cnnditions oftllC Certificate -0f Designations rnlnting to th P.reterred Stock.. a-; of the date wdtten below_

Such notice shall alsoset forth the nameand w:ldress of',mch Jfolder nnd such stale and fede-ral lax infounatiotl as the Corporntion or its tran for agentare required by law or regu.lati\)n 1o.:ibtain and shall be signed u,d daled byhim.

_7 *SJ.gm.r,g(Sha.ra.*. All shares of Serie;; B Stock that al'e at any time recieemcd ur tonverted purs:u:ml tu Section 5 or 6 1md :-ifl share. of Seties 8 Slock that are otherwise rcaN3uired by the Corp,)ration. ond imbsequ.ently cnnc<;ltd by the Board of Directors, shall not be subjecr to rcissmlncc a-. shares of Series B Stoel::, out shall be restored to th.: ;,t..,tus of authorized hut undc:sigrn,ted shares of p,1• fo-mJ stock.

8. *Vi.11i11g* The Efoldcr s:half h,1 ve lh fol lowing wiling rights i!nd nn other..:

(a) Ench Hol.der of shares of Series B Stoel: shall have: the light to cast at ii meeting of stod::holders or.by COJ'.k,,ent n number of,•otes, rounded up to the

nex1foll vole, equal to tt1e producl of,he sumof(A){i) number ofvores thm could sobe cast by the holders of all oftheth ll outstanding s:h:1.re:.of Com. mon Stock and (ii) the number of vores that c6uld thereat or thereby o be casl by the holden: of any other clas!'lnr s ries of the Cmpm1rion·s capital st,ock (except by the holdtrs of shares of &rfrs BStock) and {B) a li:ac:tion, the numerator of which shall be the num ofshares ofSeries B Stock held by him and tl1cdenominator of whichshall be.tile number of:shares of Series B Srock held b),· all of the holder.. of Series R Stock, UJ)OU each question or manerln re pect of which the ho]ders of Com.mon Stock andlor such class or :series are cntitle<l to vote and shall vote upon such question or matter, together with rhe holders of Common Stoc.li: and.tor any otter such class or serii:s. :-u, a !!.ingle class at meeting!. of "lod:.bolderx m h.y con!ient; [Jmvided, however. tlwf the llt'lldtrs m,ay not ·vote on any question or matter 01, which the holders of such clas,: or !.eries are entitled by the GCL to vot,!,separately as a dass ors rie . but may voteon such question oi- matter to the extent j1 i:1 pr<..-set\ted for the c011sideratio11 of any otl1 rdoss ors<!-.rie together witb the cl8SS<.'s or s:eri etttitlec 10 \'ote thereon in cbe manner provided above.

(b) The Holder.: shall have the right, voting sepautdy as ll cbss, to cast one vote for ea.eb shMe of Serie,- B St, k held hy1hc:m on anyqucsti•">ll 1,r matter (i) on whi h they :u«i: ccntitltd by the GCL t() wJtc ,;cparotdy as a series.. irrcs clive ofwheth tMy als,:, entitled ar<- e:ntitlcd to vote .:in such ques- iion *or* m:itier pursuant tu Subsc tion (a) of this section 8, (ii) wliicb, if ap- r,roved, would rcs:uH in the :iimulrant-ous existence of more Ll1on one Cfuss or series of the Corpora1ion's conuno!Istock, Oii) 1bcliquidation oftbe Cor- poration, or **(iv)** o r fa.;sitication of theCommon Stock or a consolidition c,f the Corpor-.ition with, or merger of the Corporlltion with, any other cor- poralion, other tban the·merger of a wholly ownedsubsidiary of *tl>c* Coq,u- tation with at\d i11to Che Corporation.

9. ***Rrstn".'fim.1· and Lia,uarion. .*** So long as any shares of Series B Stoel re- main OLtfstanding, the Corp<)ration, .shall not. without the ,,ore or written ccmse111by the Hotdt>rn of o majority or lhe outst ndingha.re. of Serfos B Stock, voting together as a :;ingle ciass:

(a) redeem, purchase or othcnYise acquire for Yaluc (or PilY into or :ret.m,ide for a s:inking or other analogou_ fun.d for ,mch purpose) any share or shares of ric-s 13 Stook. cx.ccpt for (i) a transaction in which all out sto11ding shucs ofSerills B Stock are co11Curre11tly purchased or other. wi. e acquired other dian hy rcdl':mp{.ion. (ii) con>'t-,rsion into or ex- chi,1,gc for Junior Stock or (iii) rcdcmr,rion as a whole or in p.sn in acw cordance with Soctio.n 5;

(h) redeem, p-nrchasc or othcnvise ac(Jnin (or pay info or set a ide for a sinking *or* c.iher tinu gous fw'id for such purpose) .my h:tre;;. of Jtmior Stock except by crnwersi n il'.'llo or exchange for other Junior Stock; or

M cx.cepl as pnwicled in the sernnd p:i.r.ign1ph of Scc1iun 3, alter. mrxfify or amend th te11ns 1)f the Series D Sttkk in any way. *prv1vidr:-.JllN.t* no

.rnch :literation, mocliJiCHtion or :.imena111e:nl applicable ra fess: th!In all oftbe. hart:s of Serie:. B St k then outstaa:iding shall be made withoot tlie vcte or written Mnsent of the 1111 of rhe Holders voting together o. a single clm,s.

I0, C<,rtain Drfinirious. As used in this Cenificate ofDesignatiolls, the-following terms shall have the foll11wing respective meanings:

"Bu i1ti!U Da" shall mean s.ny <foy exce-p« a Saturday, Sunday or d:ry on which.bankiugim,1itutionslite leg-J1ly authorized to close in Miami, Florida.

"C;wital Stoel- means any and all shares, iokre§ts, rightt to purchlil . WM• rants, options, panicipation. orother equivalents of'or intetests in the common stock or preferred :stock of such person or c-ntity, includi1lg. wiroom limtiotion. partnership :md membership interests.

" - -means die General C'orpurntiun Law ()fthe Sra1e of Delaware.

"Holdt::r" means .;uy hol<lcr of sh11rc:> of Serie:; B Stook. all of such holders together bdng the"Holden."

IN WITNESS WHEREOF, the Ct)rp.or:1tia11has caused this Certific:111e.to be duly exerntcd 011its beh:11fby its Senior Vke Pre:;id .nt, thereunto duly authorized this tenth day of February 20!5.

[illegible], INC.

By:________________
Oscar Brito
Senior Vice-President

Division of Corporations Survey

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Dover, DE 19901
Fax: 302-739-2565

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